Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Intellicheck, Inc. on Form S-3 to be filed on or about May 22, 2020 of our report dated March 18, 2020, on our audits of the financial statements as of December 31, 2019 and 2018 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 19, 2020. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

May 22, 2020